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                                                                  Exhibit (2)(b)



                   MUNICIPAL FUND FOR NEW YORK INVESTORS, INC.

                               Board of Directors

                                  July 26, 1984


Amendment of By-Laws.

                  RESOLVED, that Article I, Section 1 of the By-Laws of the Fund be, and the same hereby is, amended and restated in its entirety as follows:

                           SECTION 1. Annual Meetings. The annual meeting of the
                  stockholders of the Corporation shall be held at the registered office of the Corporation, or at such other place, within or without the State of Maryland, as may be determined by the Board of Directors and as shall be designated in the notice of said meeting, on such day during the month of November and at such time as shall be specified by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.